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Pricing Supplement dated February 4, 1997                   Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                       File No. 333-05701
Prospectus Supplement dated October 30, 1996)

                                  ADVANTA CORP.
                   Medium-Term Notes, Series D - Floating Rate

=====================================================================================================================
Principal Amount: $15,000,000                                 Initial Interest Rate: To be determined as of 02/05/97
Agent's Discount or Commission: $45,000                       Stated Maturity Date:  02/07/2000
Net Proceeds to Issuer: $$14,955,000                          Original Issue Date: 02/07/97
Issue Price: 100%                                             Trade Date:  02/04/97
=====================================================================================================================
Calculation Agent: Chase Manhattan Bank                           Cusip No.:  00756QDU9

Interest Calculation:

         [X]     Regular Floating Rate Note                   [ ]   Floating Rate/Fixed Rate Note
                                                                      (Fixed Rate Commencement Date):
         [ ]     Inverse Floating Rate Note                           (Fixed Interest Date):
                   (Fixed Interest Rate):

         [ ]     Other Floating Rate Note (see attached)

Interest Rate Basis:
         [ ]     CD Rate                                      [ ]     Commercial Paper Rate
         [ ]     Eleventh District Cost of Funds Rate         [ ]     Federal Funds Rate
         [ ]     LIBOR                  Index Currency:
         [ ]     LIBOR Reuters                                [ ]     Treasury Rate

         [X]     LIBOR Telerate
                                                              [ ]     Other:
         [ ]     CMT Rate
                           Designated CMT Telerate Page:
                           Designated CMT Maturity Index:

Initial Interest Reset Date:  May 7, 1997                     Spread (+/-):  +0.2800%
Interest Reset Dates:   The 7th day of each May,              Spread Multiplier: N/A
                        August, November and February         Maximum Interest Rate:  N/A
                                                              Minimum Interest Rate:  N/A

Interest Payment Dates:  The 7th day of each May, August, November and February, commencing May 7, 1997, with a final interest payment on February 7, 2000

Index Maturity: 3-Month LIBOR


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Day Count Convention:

         [ ]     30/360 for the period from              to

         [X]     Actual/360 for the period from  02/07/97 to 02/06/2000

         [ ]     Actual/Actual for the period from       to

Redemption:

         [X]     The Notes cannot be redeemed prior to the Stated Maturity Date.

         [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                 Initial Redemption Percentage: _____%
                 Annual Redemption Percentage Reduction:   ____% until
                 Redemption
                 Percentage is 100% of the principal amount.
Repayment:

         [X]     The Notes cannot be repaid prior to the Stated Maturity Date.

         [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                 Optional Repayment Date(s):
                 Repayment Price: ________%

Currency:

         Specified Currency:  U.S. Dollars
         (If other than U.S. dollars, see attached)

         Minimum Denominations:  N/A
         (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:

         [ ]     Yes      [X]      No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:

         [X]      Book Entry        [ ]    Certificated

Agent acting in the capacity as indicated below:

         [X]      Agent             [ ]    Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of _____% of principal amount.

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If as Agent:

       The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[X]    Other Provisions:  Prudential Securities Incorporated

       [ ]  Salomon Brothers Inc

                  [ ]  Bear, Stearns & Co. Inc.

                              [ ]  CS First Boston

                                        [ ] Donaldson, Lufkin & Jenrette
                                               Securities Corporation

                                                    [ ] Merrill Lynch & Co.